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The Center of
Healthcare Communication


News Release

                      AMERICAN MEDICAL ALERT CORP. EXPANDS
                H-LINK(R) SERVICE WITH SECOND STRATEGIC ACQUISITION


American Medical Alert Corp. OCEANSIDE, NEW YORK, (June 30, 2003) - American Medical Alert Corp. (NASDAQ: AMAC), a national provider of home health monitoring appliances and 24/7 communication services, announced today the acquisition of the operating assets of Live Message America, Incorporated, a privately held, New Jersey based Medical On-Call Center, specializing in outsourced telephone support for physician practices. This acquisition furthers the objective of AMAC's H-LINK(R) OnCall Service Initiative - a mission to diversify the scope of AMAC's business endeavors while cant inuing to grow its recurring revenue business model. Management anticipates the acquisition will further reinforce AMAC's position as a leader in the healthcare telecommunications services industry. This new business will be operated as a subsidiary of AMAC's H-LINK OnCall subsidiary.


Howard M. Siegel, President and CEO speaking on behalf of AMAC commented, "The acquisition of Live Message America's assets immediately expands AMAC's H-LlNK service area in southern New Jersey and Philadelphia and will create a contiguous service provision capability for the New Jersey-Pennsylvania market base. Further we believe this acquisition will become immediately accretive to AMAC."


Mel Menders co-founder of Live Message America added, "We are pleased to be able to leverage the H-LINK OnCall brand and maintain the high level of service that our customers have received in the past. With H-LINK's sophisticated approach to healthcare communication, we now have a new opportunity to service integrated delivery systems and medical specialties within this catchment area."


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ABOUT LIVE MESSAGE AMERICA INCORPORATED
Founded in 1986, Live Message America Incorporated provides 24/7 telephone answering services to physicians in the New Jersey-Pennsylvania area.

ABOUT AMERICAN MEDICAL ALERT CORP.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems
(PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect, " "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.


Contact:
 American Medical Alert Corp.
 Randi Baldwin, Director of Marketing
 Tel: 516.536.5850
 Email: randi. baldwin@amac.com
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 Web Site -http://www.amac.com
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